SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ___)

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WISCONSIN PUBLIC SERVICE CORPORATION
(Name of Registrant as Specified in Its Charter)

      N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF ADJOURNMENT OF A SPECIAL MEETING
OF THE PREFERRED SHAREHOLDERS OF
WISCONSIN PUBLIC SERVICE CORPORATION
November 6, 2000

Dear Preferred Shareholder:

As you are aware we are requesting the preferred shareholders to vote on three proposals:

1)	approval of the merger of Wisconsin Fuel and Light Company into Wisconsin Public Service Corporation ("WPSC"),
2)	for adoption of an amendment to the restated articles of incorporation of Wisconsin Public Service Corporation to permit mergers of corporations with or into WPSC which do not include a change in control of WPSC without approval the preferred shareholders, and

3)	for adoption of an amendment to the restated articles of incorporation of Wisconsin Public Service Corporation to eliminate the requirement of approval of the preferred shareholders for WPSC to issue unsecured securities in excess of 20% of the total secured debt, capital and surplus of WPSC.

As of November 6, 2000, we have received responses from less than 60% of our preferred shareholders. As a result of this limited response to date, we are electing to adjourn this meeting of preferred shareholders to allow additional time to solicit the vote. The meeting will be reconvened at 10:30 PM on November 29, 2000 at the offices of Wisconsin Public Service Corporation at 700 North Adams Street, Green Bay, WI.

The low response rate appears due to the fact that it has been very difficult to get the proxy information to the appropriate individuals for large numbers of our preferred shares. We have not had a reason to solicit a vote from our preferred shareholders and therefore we have had little direct contact with our preferred shareholders. As a result, our contact list is out of date and we need more time to solicit responses from those shareholders that have not yet responded. In particular, we know of some shareholders receiving materials only several days before the scheduled meeting.

We will continue to solicit the vote from our shareholders of record on October 5, 2000 through our solicitor, Georgeson Shareholder Communications. Proxies that have already been voted will remain effective for use at the November 29, 2000 meeting. Any shareholder may change their vote at anytime prior to the meeting.

We apologize for any inconvenience and to those of you who have voted already, we thank you for your vote. If you have any questions, please contact me, at 920/433-1727.

/s/ Barth J. Wolf

Barth J. Wolf
Secretary

For Release: November 7, 2000

For more information, contact:
Barth J. Wolf,
Secretary and Manager-Legal Services
(920) 433-1727

Wisconsin Public Service Corporation
Adjournment of Special Meeting of Preferred Shareholders

Green Bay, WI--Wisconsin Public Service Corporation, a subsidiary of WPS Resources Corporation (NYSE: WPS), announced that its November 6, 2000, Special Meeting of Preferred Shareholders was adjourned to provide shareholders additional time to vote due to delays experienced in mailing proxy materials to beneficial "street-name" shareholders.

The meeting of preferred shareholders is to approve the merger of Wisconsin Fuel and Light Company directly into Wisconsin Public Service Corporation and address certain other amendments to the articles of incorporation of Wisconsin Public Service Corporation. If the holders of Wisconsin Public Service Preferred Stock do not approve the merger, Wisconsin Fuel and Light Company will be merged with and into WF&L Acquisition Corp., a wholly-owned subsidiary of WPS Resources. In either case, the separate corporate existence of Wisconsin Fuel and Light will cease and Wisconsin Public Service or WF&L Acquisition, as the case may be, will be the surviving corporation.

The Special Meeting of Preferred Shareholders of Wisconsin Public Service Corporation has been adjourned to Wednesday, November 29, 2000 at 10:30 a.m. local time at the offices of WPS Resources Corporation, 700 North Adams Street, Green Bay, Wisconsin.

Wisconsin Public Service will continue to solicit the vote from shareholders of record as of the original Record Date of October 5, 2000 through its solicitor, Georgeson Shareholder Communications Inc. A Notice of Adjournment and proxy forms will be distributed as soon as possible to all preferred shareholders.

If shareholders have already voted, it is not necessary to do so again unless they wish to change their vote.

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